Exhibit 10.7

WK KELLOGG CO SUPPLEMENTAL SAVINGS AND INVESTMENT PLAN

(RESTORATION PLAN)

Effective August 4, 2023

Table of Contents

I. PURPOSE AND EFFECTIVE DATE		1

1.1	Purpose	1

1.2	Effective Date	1

II. DEFINITIONS		1

2.1	“Account”	1

2.2	“Affiliate”	1

2.3	“Beneficiary”	1

2.4	“Board”	2

2.5	“Committee”	2

2.6	“Compensation”	2

2.7	“Code”	2

2.8	“Company”	2

2.9	“Deferral Election”	2

2.10	“Disability” or “Disabled”	2

2.11	“Discretionary Credit”	2

2.12	“Election Period”	2

2.13	“Eligible Employee”	2

2.14	“Employer”	2

2.15	“Investment Options”	2

2.16	“Kellanova Plan”	2

2.17	“Matching Credit”	2

2.18	“Participant”	3

2.19	“Plan”	3

2.20	“Plan Year”	3

2.21	“S&I Plan”	3

2.22	“Termination Date”	3

2.23	“Valuation Date”	3

2.24	“Year of Credited Service”	3

III. PARTICIPATION		3

IV. DEFERRAL OF COMPENSATION		3

4.1	Deferral of Compensation	3

4.2	Deferral Elections	4

4.3	Crediting of Deferral Elections	5

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V. EMPLOYER CREDITS		5

5.1	Matching Credits	5

5.2	Discretionary Credits	5

5.3	Vesting	6

VI. PLAN ACCOUNTS		6

6.1	Valuation of Accounts	6

6.2	Crediting of Investment Return	6

VII. PAYMENT OF BENEFITS		6

7.1	Distribution Upon Termination of Employment	6

7.2	Distributions to Key Employees	7

7.3	Payments on Death	8

7.4	Form of Payment; Taxes	8

VIII. ADMINISTRATION		8

8.1	Authority of Committee	8

8.2	Participant’s Duty to Furnish Information	8

8.3	Claims Procedure	8

8.4	Review of Claim Denial	9

IX. AMENDMENT AND TERMINATION		10

9.1	Amendment and Termination of Plan	10

9.2	Withdrawal from Plan by Employer	10

X. MISCELLANEOUS		11

10.1	No Implied Rights; Rights on Termination of Service	11

10.2	No Employment Rights	11

10.3	Unfunded Plan	11

10.4	Offset	11

10.5	Nontransferability	11

10.6	Successors and Assigns	12

10.7	Applicable Law	12

10.8	Dispute Resolution	12

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WK KELLOGG CO SUPPLEMENTAL

SAVINGS AND INVESTMENT PLAN (RESTORATION PLAN)

As Amended and Restated Effective August 4, 2023

I.	PURPOSE AND EFFECTIVE DATE

1.1

Purpose. The purpose of this WK Kellogg Co Supplemental Savings and Investment Plan (this Restoration Plan or Plan) is to provide key employees a tax-deferred capital accumulation vehicle and to supplement such employees’ contributions under the WK Kellogg Co Savings and Investment Plan, thereby encouraging savings for retirement. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management and highly compensated employees.

1.2 Effective Date. The “Effective Date” of this Plan is August 4, 2023.

II.	DEFINITIONS

When used in the Plan and initially capitalized, the following words and phrases shall have the meanings indicated:

2.1

“Account” means the recordkeeping account established for each Participant in the Plan for purposes of accounting for the amount of Compensation deferred under Article 4 and Matching and Discretionary Credits, if any, to be credited under Article 5, adjusted periodically to reflect assumed investment return on such deferrals and credits, in accordance with Article 6. Each Participant’s Account shall include separate Plan Year subaccounts reflecting Compensation deferred and Matching and Discretionary Contributions credited with respect to each Plan Year.

2.2

“Affiliate” means (i) any corporation, partnership, joint venture, trust, association or other business enterprise which is a member of the same controlled group of corporations, trades or businesses as the Company within the meaning of Code Section 414(b), (c), (m) or (o), and (ii) any other entity that is designated as an Affiliate by the Committee.

2.3

“Beneficiary” means the person or entity designated by the Participant to receive the Participant’s Plan benefits in the event of the Participant’s death. If the Participant does not designate a Beneficiary, or if the Participant’s designated Beneficiary predeceases the Participant, the Participant’s beneficiary under the S&I Plan shall be the Beneficiary under the Plan. In the event a Beneficiary becomes eligible to receive benefits under the Plan and dies prior to receiving all such benefits without a designated beneficiary, then any remaining benefits shall be paid to the Beneficiary’s estate. The designation of a Participant’s spouse as Beneficiary shall be deemed to have been automatically revoked upon the divorce of the Participant and spouse. For avoidance of doubt, any Beneficiary designation under the Kellanova Plan shall carry over to this Plan.

2.4	“Board” means the Board of Directors of the Company.

2.5	“Committee” means the ERISA Administration Committee or such other committee as may be appointed by the Board to administer the S&I Plan.

2.6	“Compensation” shall have the same meaning as under the S&I Plan, provided, however, it shall be determined prior to taking into account any amounts to be deferred under this Plan.

2.7	“Code” means the Internal Revenue Code of 1986, as amended.

2.8	“Company” means WK Kellogg Co. and any successor thereto.

2.9	“Deferral Election” means the election made by an Eligible Employee to defer Compensation in accordance with Article 4.

2.10	“Disability” or “Disabled” shall have the same meaning as under the S&I Plan.

2.11	“Discretionary Credit” means an amount credited to a Participant’s Account, as determined by the Company or applicable Employer in its sole discretion.

2.12	“Election Period” means the period specified by the Committee during which a Deferral Election may be made with respect to Compensation payable for a Plan Year.

2.13

“Eligible Employee” means, with respect to any Plan Year, unless determined otherwise by the Committee, an employee of the Company or an Employer, whose job classification is Level 6 or above and who is paid through a United States payroll. If an Eligible Employee participating in the Plan is transferred to a job classification that is less than Level 6, such employee’s Deferral Election shall remain in effect for the remainder of the Plan Year in which such transfer occurs, but such employee shall cease to be eligible to make future Deferral Elections for subsequent Plan Years. If the employee again transfers to an Eligible Employee position, he or she shall be eligible to participate in the Plan during the Election Period coincident with or next following such transfer.

2.14	“Employer” means the Company and each Affiliate that, with the consent of the Company, has elected to participate in the Plan.

2.15	“Investment Options” means the investment options available under the S&I Plan, including target date funds, but not including the WK Kellogg Co. common stock.

2.16	“Kellanova Plan” means the Kellanova Corp Supplemental Savings and Investment Plan (f/k/a the Kellogg Company Supplemental Savings and Investment Plan).

2.17	“Matching Credit” means the amount credited to a Participant’s Account pursuant to Section 5.1.

2.18	“Participant” means an Eligible Employee who has elected to defer Compensation under the Plan or who has been credited with a Discretionary Credit.

2.19	“Plan” means the WK Kellogg Co. Supplemental Savings and Investment Plan (Restoration Plan), as amended from time to time.

2.20	“Plan Year” means the calendar year.

2.21	“S&I Plan” means the WK Kellogg Co. Savings and Investment Plan, as amended from time to time.

2.22

“Termination Date” means the date that a Participant ceases to be employed by any Employer or Affiliate and shall be construed consistent with the rules for determining when a Participant has a “separation from service” under Code Section 409A and applicable regulations. As of the Effective Date, Kellogg Company is transferring certain assets associated with its cereal business to the Company and thereafter the Company will be spun out in an initial public offering (the spin-off is referred to as the “Sale Transaction”). In accordance with Treas. Reg. § 1.409A-1(h)(4), Kellogg Company and the Company have elected to treat the Sale Transaction as not causing the Participant to have incurred a “separation from service” under this Plan, Code Section 409A and applicable regulations.

2.23	“Valuation Date” means a date on which a Participant’s Account is valued, which shall be each business day unless determined otherwise by the Committee.

2.24	“Year of Credited Service” shall have the same meaning as under the S&I Plan.

III.	PARTICIPATION

An Eligible Employee shall become a Participant in the Plan by filing a Deferral Election with the Committee in accordance with Article 4. An Eligible Employee who is not otherwise a Participant in the Plan shall become a Participant in the Plan on the date he or she is credited with a Discretionary Credit.

If the Committee determines that participation by one or more Participants shall cause the Plan to be subject to Part 2, 3 or 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), then to the extent permitted under Code Section 409A, the Committee shall have the right in its sole discretion to (i) prevent the Participant from making future deferral elections and/or (ii) immediately segregate the entire interest of such Participant under the Plan from the Plan.

IV.	DEFERRAL OF COMPENSATION

4.1

Deferral of Compensation. An Eligible Employee may elect to defer up to 50% of his or her Compensation for a Plan Year by filing a Deferral Election in accordance with Section 4.2. Deductions will be made pursuant to such Deferral Election on the first to occur of the following events: (1) such Eligible Employee’s reaching the Code Section 402(g) limit under the S&I Plan, (2) such Eligible Employee’s compensation exceeding $330,000 (as of January 1, 2023 or such other limit as may be in effect under Code Section 401(a)(17)) or (3) such Eligible Employee’s reaching the Code Section 415 limit on annual additions. A Participant may only change his or her pre-tax or after-tax deferral election under the S&I Plan in accordance with the following: (i) after the Participant has contributed the maximum amount permitted under the S&I Plan for the Plan Year, in which case the change in election will be effective on the first day of the next following Plan Year, or (ii) in December of the Plan Year, in which case the change in election will be effective as soon as practicable after it is made.

4.2

Deferral Elections. A Participant’s Deferral Election shall be in writing or electronic, and shall be filed with the Committee at such time and in such manner as the Committee shall provide, subject to the following:

(a)

Subject to paragraphs (b) and (c) below, a Deferral Election shall be made during the election period established by the Committee which shall end no later than the day preceding the first day of the Plan Year in which such Compensation would otherwise be payable.

(b)

Any Deferral Election to defer bonus shall be made at least six months prior to the end of the performance period to which such bonus relates; provided, however, if the Committee determines that any bonus eligible for deferral under the Plan does not satisfy the requirements of “performance based compensation” within the meaning of Code Section 409A, then any election to defer such bonus must be made no later than the last day of the Plan Year preceding the Plan Year which contains the first day of the performance period to which such bonus relates, or by such other date as the Committee determines appropriate and consistent with the intents and purposes of Code Section 409A.

(c)

If a newly hired individual meets the definition of an Eligible Employee, such individual may make a Deferral Election for such Plan Year within 30 days of the date of hire. Such Deferral Election shall become effective as soon as administratively practicable after the first to occur of the events described in Section 4.1, and may not be changed until the second open enrollment period following the hire date. The Committee, in its discretion, may establish such administrative rules as it deems necessary or appropriate with respect to Deferral Elections for newly-hired Eligible Employees including, if it deems appropriate, prohibiting bonus deferrals for any individual who was not an employee of the Company or an Affiliate on the first day of the performance period to which the bonus relates. Employees who are promoted into an eligible position during a Plan Year shall not be eligible to enroll in the Plan until the next open enrollment period following such promotion.

(d)

All Deferral Elections shall become irrevocable as of the end of the Election Period; provided, however, the Committee may permit a Participant to revoke a Deferral Election due to Disability. If a Deferral Election is revoked in accordance with the preceding sentence, the Participant may not make a new Deferral Election until the election period established by the Committee for making deferrals for the next Plan Year. If an employee makes a Deferral Election for a Plan Year, and on or after the first day of the Plan Year is determined not to have been eligible for participation in the Plan for such Plan Year, whether due to change in job position or for any other reason, such Deferral Election shall remain in effect for the remainder of the Plan Year.

(e)

For purposes of clarification, any deferral elections made under the Kellanova Plan with respect to the 2023 Plan Year shall carry over to this Plan. In addition, for the 2023 Plan Year, the Committee may adopt such rules, policies and procedures, to be applied among Participants on a uniform, consistent basis, as it deems necessary or appropriate to coordinate the allocations of deferrals between this Plan and the Kellanova Plan as a result of a Participant’s participation in both the S&I Plan and the Kellanova Corp Savings and Investment Plan.

4.3

Crediting of Deferral Elections. The amount of Compensation that a Participant elects to defer under the Plan shall be credited by the Company to the Participant’s Account as of the date such Compensation would have been payable to the Participant absent the Deferral Election.

V.	EMPLOYER CREDITS

5.1

Matching Credits. A Participant who has made a Deferral Election for a Plan Year shall be credited with a “Matching Credit” equal to 100% of his or her Plan deferrals that do not exceed 3% of the Participant’s Compensation and 50% of Plan deferrals that exceed 3% of Compensation but do not exceed 5% of Compensation. To be eligible for Matching Credits under this Section 5.1, the Participant must have at least one Year of Credited Service at the time the underlying Compensation deferral is credited to the Participant’s Account. Such Matching Credits shall be credited to the Participant’s Account at the same time that the underlying Compensation deferral is credited to the Participant’s Account. If the Participant was previously employed by the Company, the Participant will be automatically eligible for Matching Credits if such Participant had completed at least one Year of Credited Service during such prior employment.

5.2

Discretionary Credits. An Employer may award a Participant a Discretionary Credit in an amount determined by the Employer in its sole discretion. Any such Discretionary Credit shall be credited to the Participant’s Account at the time determined by the Employer and shall be subject to such terms and conditions as the Employer may establish. The amount, timing and conditions upon which a Discretionary Credits awarded generally to all Participants or to classes of Participants shall allocated to Participant Accounts shall be as set forth from time to time in the WK Kellogg Co. Supplemental Savings and Investment Plan (Restoration Plan) Handbook. The amount, timing and conditions upon which Discretionary Credits are awarded to an individual Participant are not required to be set forth in the WK Kellogg Co. Supplemental Savings and Investment Plan (Restoration Plan) Handbook.

5.3

Vesting. Participants shall have a fully vested interest in the portion of their Account attributable to deferrals of Compensation and Matching Credits. Discretionary Credits, if any, shall vest in accordance with the terms established by the Employer at the time the Discretionary Credits are awarded.

VI.	PLAN ACCOUNTS

6.1

Valuation of Accounts. The Committee shall establish an Account for each Participant who has filed a Deferral Election to defer Compensation or who has been awarded a Discretionary Credit. Such Account shall be credited with a Participant’s deferrals, Matching Credits and Discretionary Credits as set forth in Sections 4.3, 5.1 and 5.2, respectively. As of each Valuation Date, the Participant’s Account shall be adjusted upward or downward to reflect, (i) the amount of distributions, if any, to be debited as of that Valuation Date under Article 7, (ii) the amount of forfeitures, if any, to be debited under Section 5.3, and (iii) the investment return to be credited as of such Valuation Date pursuant to Section 6.2.

6.2

Crediting of Investment Return. Subject to such rules and limitations as the Committee may determine, as of each Valuation Date, a Participant’s Account balance (after subtracting any distributions or forfeitures to be made as of such Valuation Date) shall be adjusted upward or downward to reflect the gain or loss that would have been realized on such balance had it been invested in the Investment Options selected by the Participant in any manner as determined by agreement between the Participant and the Company.

VII.	PAYMENT OF BENEFITS

7.1

Distribution Upon Termination of Employment. Following a Participant’s Termination Date, distribution of the Participant’s Account shall be made m accordance with one of the following options, as elected by the Participant:

(a)	A single lump sum payment, to be made as soon as practicable following the Participant’s Termination Date; or

(b)

A Participant may make a distribution election under this Section 7.1 by filing a form with the Committee at the time of initial participation in the Plan; provided, however, that if no such election is made, the Participant shall be deemed to have elected payment under paragraph (a) above. Once made, the Participant may subsequently change his or her election one time only to an allowable alternative payout period by submitting a new election form to the Committee, provided that any such new election form (i) shall be made at least 12 months in advance of the originally-scheduled distribution date and may not take effect for at least 12 months after the date the new election is made, (ii) shall not accelerate the time or schedule of any payment, except as permitted under Treasury regulations, and (iii) except with respect to distributions on account of death or Disability, shall provide for an additional deferral period that is not less than 5 years from the date distribution would have otherwise been made.

Distribution elections shall apply separately for the portion of the Participant’s Account attributable to each Plan Year and the Participant may elect distributions in any of the following forms: (i) a single lump sum payable within thirty (30) days after the Participant’s Termination Date; (ii) a single lump sum payable on the one year anniversary of the Participant’s Termination Date; (iii) monthly, quarterly, semi-annual or annual installments over a period of five, ten, fifteen or twenty years with the first installment payable within thirty (30) days after the Participant’s Termination Date; or (iv) monthly, quarterly, semi-annual or annual installments over a period of five, ten, fifteen or twenty years with the first installment payable on the one year anniversary of the Participant’s Termination Date.

(c)

For purposes of clarification, any distribution election made under the Kellanova Plan with respect to that portion of the Participant’s Account attributable to the Plan Year that includes the Effective Date shall carry over to this Plan.

7.2

Distributions to Key Employees. Notwithstanding any provision of the Plan to the contrary, distributions to key employees (within the meaning of Code Section 416(i)) on account of a Termination Date for reasons other than death or Disability shall not be made earlier than the date which is 6 months after such Termination Date. For purposes of this Section 7.2, the determination of who is a key employee shall be made during the 90 day period following the close of each Plan Year, based on total compensation and job position for the preceding Plan Year, and shall apply for the period beginning on April 1 following such 90 day period and ending the following March 31. In accordance with Treas. Reg. § 1.409A-1(i)(6)(iii): (a) the next key employee identification date under this Plan shall be the key employee identification date under the Kellanova Plan assuming there had been no Sale Transaction; and (b) for the period after the date the Company’s initial public offering and before the next key employee effective date, those individuals who were determined to have been key employee under the Kellanova Plan shall continue to be the key employees under this Plan.

“Total compensation shall mean total compensation paid to an employee by an Employer in the course of the Employer’s trade or business for which the Employer is required to furnish the employee a written statement under Sections 6041(d), 6051 and 6052 of the Code (i.e., compensation as shown on the employee’s Form W-2), increased by elective contributions that are made by the Employer on behalf of the employee that are not includible in income under Sections 125, 402(g)(3), or 132(f)(4) of the Code. This definition of “total compensation” shall apply for all purposes under the Plan that require a determination of who is a key employee and for all purposes under Code Section 409A that require a determination of who is a specified employee.

7.3

Payments on Death. If a Participant dies prior to the time that his or her entire Account balance has been distributed, such Account balance, or remaining Account balance, shall be distributed to the Participant’s Beneficiary in the same manner such distribution would have been made to the Participant had the Participant not died.

7.4

Form of Payment; Taxes. All payments under the Plan shall be made in cash. All benefits and payments under the Plan shall be subject to withholding of all applicable taxes. The Employers shall have the right to withhold from any payments otherwise due a Participant all amounts of Federal and state taxes required by law to be withheld under the Plan. The Employer may reduce amounts to be paid to the Participant under this Plan or may reduce any other forms of compensation payable to the Participant by an Employer to satisfy such tax withholding requirements.

VIII.	ADMINISTRATION

8.1

Authority of Committee. The Committee shall have full power and authority to carry out the terms of the Plan. The Committee’s interpretation, construction and administration of the Plan, including any adjustment of the amount or recipient of the payments to be made, shall be binding and conclusive on all persons for all purposes. Neither the Employers, including their officers, employees or directors, nor the Committee or the Board or any member thereof, shall be liable to any person for any action taken or omitted in connection with the interpretation, construction or administration of the Plan.

8.2

Participant’s Duty to Furnish Information. Each Participant shall furnish to the Committee such information as it may from time to time request for the purpose of the proper administration of this Plan.

8.3

Claims Procedure. Each Participant or Beneficiary (a “Claimant”) may submit his or her claim for benefits to the Committee (or such other person or persons as may be designated by the Committee) in accordance with the following:

(a)

Initial Claim. Such claim shall be in writing in such form as is provided or approved by the Committee, and shall designate the date upon which the Claimant desires benefits to commence. A Claimant shall have no right to seek review of a denial of benefit, or to bring any action in any forum for dispute resolution in accordance with Section 10.8 to enforce a claim for benefits under the Plan, prior to filing a claim and exhausting his or her rights to review under this Section 8.3. Any cause of action must be filed in accordance with Section 10.8 of the Plan within one (1) year after the cause of action has accrued. A Claimant’s cause of action will accrue on the earlier of the date (1) the Claimant has exhausted the claims procedures in accordance with this Section 8.3, or (2) the Committee has clearly repudiated the Claimant’s right to benefits (even if not yet filed) and such repudiation is known to the Claimant.

When a claim for benefits has been filed properly, such claim shall be evaluated and the Claimant shall be notified of the approval or the denial within ninety (90) days after the receipt of such claim unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than one hundred and eighty (180) days after the date on which the claim was filed). A Claimant shall be given a written or electronic notice in which the Claimant shall be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, such notice shall contain (1) the specific reasons for the denial, (2) references to the Plan provisions on which the denial is based, (3) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary, (4) the Claimant’s right to seek review of the denial, and (5) the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

8.4

Review of Claim Denial. If a claim is denied, in whole or in part (if the Claimant has not received an approval or denial within the time periods specified in paragraph (a) above, the claim shall be deemed denied), the Claimant shall have the right to request that the Committee review the denial, provided that the Claimant files a written request for review with the Committee within sixty (60) days after the date on which the Claimant receives notification of the denial or the date the claim is deemed denied. A Claimant (or his or her duly authorized representative) may review pertinent documents and submit issues and comments in writing to the Committee. Within sixty (60) days after a request for review is received, the review shall be made and the Claimant shall be advised in writing or electronically of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given written notification within such initial sixty (60) day period specifying the reason for the extension and when such review shall be completed (provided that such review shall be completed within one hundred and twenty (120) days after the date on which the request for review was filed). The decision on review shall be forwarded to the Claimant in writing or electronically and shall include specific reasons for the decision, references to Plan provisions upon which the decision is based, a statement of the Claimant’s right to receive free of charge copies of all documents relevant to the claim, and the Claimant’s right to file a civil action under Section 502(a) of ERISA. A decision on review is final and binding for all purposes. If a Claimant fails to file a request for review in accordance with the procedures described in this Section 8.3, such Claimant shall have no right to review and shall have no right to bring action in any forum for dispute resolution and the denial of the claim shall become final and binding on all persons for all purposes.

No evidence not presented by the Claimant in a timely manner as part of a claim for benefits or a request for review of a denied claim for benefits under this Section 8.3 may be introduced in any civil action related to that claim.

(a)

Disability Determination. To the extent a claim for benefits submitted under this Section 8.3 involves the issue of whether a Disability has occurred, the foregoing procedures will be adjusted as provided in the Department of Labor Regulations Section 2560.503-1 for disability determinations.

IX.	AMENDMENT AND TERMINATION

9.1

Amendment and Termination of Plan. The Company, by action of the Chairman of the Board, or by resolution of the Board, reserves the right at any time to modify, amend or terminate the Plan; provided, however, no such amendment, termination or modification shall, without the written approval of a Participant, reduce the total benefit payable under this Plan to an amount that is less than the amount that would have been payable to the Participant under the Plan assuming that the Participant retired, died or otherwise terminated employment as of the date of such amendment, termination or modification. Such amount shall constitute an irrevocable obligation of the Company or other applicable Employer. Unless otherwise delegated by the Chairman of the Board, an amendment will not be effective unless it is signed by both the Company’s Chief Legal Officer and the Company’s Chief Human Resources Officer.

Upon termination of the Plan, benefits shall continue to be distributed in accordance with Participants’ distribution elections; provided, however, the Board or Chairman, as applicable, may elect to distribute Participants’ Account balances following termination of the Plan, in which case the entire vested Account balances of all Participants shall be distributed during the period beginning 12 months after such termination date and ending 24 months after such termination date, notwithstanding any installment payment elections made by Participants; provided, further, that if the Plan is terminated within the 30 days preceding or the 12 months following a change in control (within the meaning of Code Section 409A), then the Company shall pay all benefits in a lump sum within 12 months of such change in control, notwithstanding any installment payment elections made by Participants.

9.2

Withdrawal from Plan by Employer. Any Employer shall have the right at any time, with the approval of and under such conditions as may be prescribed by the Committee, to withdraw from the Plan by delivering to the Committee written notice of its election to withdraw. The benefits of any Participant or Beneficiary who is an employee of the withdrawing Employer shall be paid, or continue to be paid, in accordance with the terms of the Plan and shall constitute an irrevocable obligation of the withdrawing Employer.

X.	MISCELLANEOUS

10.1

No Implied Rights; Rights on Termination of Service. Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, Beneficiary or any other person, individually or as a member of a group, any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Board, its Chairman or the Committee in accordance with the terms and provisions of the Plan. Except as expressly provided in this Plan, neither the Company nor any of its Affiliates shall be required or be liable to make any payment under the Plan.

10.2

No Employment Rights. Nothing herein shall constitute a contract of employment or of continuing service or in any manner obligate the Company or any Affiliate to continue the services of any Participant, or obligate any Participant to continue in the service of the Company or Affiliates, or as a limitation of the right of the Company or Affiliates to discharge any of their employees, with or without cause.

10.3

Unfunded Plan. No funds shall be segregated or earmarked for any current or former Participant, Beneficiary or other person under the Plan. However, the Company may establish one or more trusts to assist in meeting its obligations under the Plan, the assets of which shall be subject to the claims of the Company’s general creditors. No current or former Participant, Beneficiary or other person, individually or as a member of a group, shall have any right, title or interest in any account, fund, grantor trust, or any asset that may be acquired by the Company or an Affiliate in respect of its obligations under the Plan (other than as a general creditor of the Company or such Affiliate with an unsecured claim against its general assets).

10.4

Offset. If, at the time payments are to be made hereunder, the Participant or the Beneficiary or both are indebted or obligated to the Company or an Affiliate, then, to the extent permitted by Code Section 409A, the payments under the Plan remaining to be made to the Participant or the Beneficiary or both may, at the discretion of the Committee, be reduced by the amount of such indebtedness or obligation; provided, however, that an election by the Committee not to reduce any such payments shall not constitute a waiver of the Company’s or Affiliate’s claim for such indebtedness or obligation.

10.5

Nontransferability. Prior to payment thereof, no benefit under the Plan shall be assignable or subject to any manner of alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind, except pursuant to a domestic relations order awarding benefits to an “alternate payee” (within the meaning of Code Section 414(p)(8)) that the Committee determines satisfies the criteria set forth in paragraphs (1), (2) and (3) of Code Section 414(p) (a “DRO”). Notwithstanding any provision of the Plan to the contrary, the Plan benefits awarded to an alternate payee under a DRO shall be paid in a single lump sum to the alternate payee as soon as administratively practicable following the date the Committee determines the order is a DRO.

10.6

Successors and Assigns. The rights, privileges, benefits and obligations under the Plan are intended to be, and shall be treated as legal obligations of and binding upon the Employers, their successors and assigns, including successors by merger, consolidation, reorganization or otherwise.

10.7	Applicable Law. This Plan is established under and will be construed according to the laws of the State of Michigan, to the extent not preempted by the laws of the United States.

10.8

Dispute Resolution. Any class, collective or representative action is hereby prohibited by or under the Plan. Any claim, dispute or breach arising out of or in any way related to the Plan shall be settled by mandatory binding arbitration under the Federal Arbitration Act of 1925, as amended. Any arbitration will be conducted on an individual basis only, and not on a class, collective or representative basis, and shall be subject to non-disclosure by the parties, unless disclosure is required by applicable law, including by way of illustration and not limitation, disclosure to the Secretary of Labor and the Secretary of the Treasury under ERISA Section 502(h). The arbitrator shall have no authority to arbitrate any claim on a class or representative basis and may award relief only on an individual basis. Any arbitration will be conducted in Michigan. Any arbitration determination may be subject to review in federal district court in the Western District of Michigan through a motion to enforce or vacate the award. Arbitration shall be conducted by a single arbitrator in accordance with this Section 10.8 and the rules of the American Arbitration Association, which may limit discovery to ensure it is reasonable in scope, cost effective and not onerous to the parties. The arbitrator shall apply the Federal Arbitration Act of 1925, as amended (the “FAA”) and other applicable substantive law not inconsistent with the FAA and may make awards or provide other relief consistent with and subject to ERISA. The arbitrator shall make any decisions in writing, and the arbitrator’s decisions shall be final and binding on the parties. By participating in the Plan and accepting benefits hereunder, Participants and Beneficiaries waive the right to participate in a class, collective or representative action; provided, however, that if such waiver is held by a court of competent jurisdiction to be unenforceable, any claim on a class, collective or representative basis shall be filed and adjudicated in federal district court in the Western District of Michigan, and not in arbitration.

IN WITNESS OF WHICH, the undersigned officer has executed this document on behalf of the Company as of the date indicated below.

WK KELLOGG CO.

By:	/s/ Gary Pilnick
President
Date:	July 27, 2023